Amendment to Calvert Funds Rule 18f-3 Multiple Class Plan
Under the Investment Company Act of 1940 Dated December 11, 2013

Information for Calvert VP Nasdaq 100 Index Portfolio and Calvert VP Investment Grade Bond Index Portfolio under Exhibit II Calvert Variable Products, Inc. is revised and restated as follows:

Calvert Variable Products, Inc.

	Maximum Class I 12b-1 Fee	Maximum Class F 12b-1 Fee
Calvert VP Nasdaq 100 Index Portfolio	N/A	0.25%
Calvert VP Investment Grade Bond Index Portfolio	N/A	0.25%

Effective Date: October 30, 2015